Exhibit 99.1

Expedia, Inc. Reports Fourth Quarter and Full Year 2012 Results

BELLEVUE, Wash.—February 5, 2013—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the fourth quarter and year ended December 31, 2012.

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Room nights grew a record 33% year-over-year driven by a second, consecutive quarter of acceleration across Europe, Asia-Pacific and the Americas. Domestic room nights increased 19% year-over-year representing the fastest growth rate in two years.

•	Revenue growth accelerated throughout 2012 reaching 24% year-over-year by the fourth quarter of 2012; almost double the rate of growth for the first quarter 2012.

•	Driven by strong top line performance, Adjusted EBITDA* increased 14% year-over-year as compared to fourth quarter 2011.

•	For the year, Expedia, Inc. allocated nearly $730 million to share repurchases, acquisitions and dividends, including payment of a special dividend of $0.52 per common share in December 2012.

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As previously announced, Expedia, Inc. entered into a definitive agreement to acquire a fully-diluted 61.6% stake in trivago, a leading hotel metasearch company based in Dusseldorf, Germany, for approximately US$647 million using exchange rates as of January 31, 2013. Expedia expects the transaction to close during the first half of 2013.

Financial Summary & Operating Metrics (figures in $MMs except per share amounts)

Metric	Quarter Ended 12.31.12	Quarter Ended 12.31.11	Y / Y Growth	Year Ended 12.31.12	Year Ended 12.31.11	Y / Y Growth
Room night growth	33%	19%	1423 bps	27%	18%	847 bps
Gross bookings	7,525.8	6,309.8	19%	33,959.4	29,181.4	16%
Revenue	974.9	787.1	24%	4,030.3	3,449.0	17%
Adjusted EBITDA*	184.6	162.1	14%	802.9	710.8	13%
Operating income ^	1.5	91.6	(98%)	431.7	479.6	(10%)
Adjusted net income *	88.9	80.6	10%	438.5	384.5	14%
Income from continuing operations ^	6.9	59.7	(88%)	302.7	324.1	(7%)
Adjusted EPS *	$0.63	$0.58	9%	$3.10	$2.75	13%
Diluted EPS from continuing operations ^	$0.05	$0.44	(89%)	$2.16	$2.34	(8%)
Free cash flow *	(275.4)	(242.9)	(13%)	1,001.5	617.9	62%

*	“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for adjusted earnings before interest, taxes, depreciation and amortization was revised in the fourth quarter of 2012.
^	GAAP operating results include a $110 million charge related to an unfavorable Hawaii tax court ruling. We believe that we will likely be required to pay this amount to appeal. See additional detail on page 4 of this press release and in our SEC filings.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

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Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor® Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com®, Hotwire.com®; Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong™, and Venere® Net SpA; in addition to the related international points of sale.

Expedia and AirAsia™ formed a joint venture on July 1, 2011, which is 50% owned by Expedia; therefore, subsequent results do not include the Brand Expedia websites contributed to the joint venture.

The results for the fourth quarter and full year 2012 include VIA Travel™, which was acquired during the second quarter of 2012 and the impacts are discussed in more detail below. Unless otherwise noted, all comparisons below are versus the fourth quarter of 2011.

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 19% (20% excluding foreign exchange) for the fourth quarter of 2012, primarily driven by a 33% increase in hotel room nights and a 12% increase in air tickets. The VIA Travel acquisition added approximately 4 percentage points to year-over-year gross bookings growth for the fourth quarter of 2012.

For the fourth quarter of 2012, average daily room rates declined 3%, and average airfares grew 2% year-over-year. Air tickets sold grew by 12% year-over-year primarily due to the VIA Travel acquisition. Domestic bookings increased 11% and international bookings increased 32% (33% excluding foreign exchange) for the fourth quarter of 2012. International bookings totaled $3.3 billion for the fourth quarter of 2012, accounting for 44% of worldwide bookings versus 40% in the prior year.

Gross bookings increased 16% (18% excluding foreign exchange) for the year, primarily driven by a 27% increase in hotel room nights and a 7% increase in air tickets. For 2012, average daily room rates declined 2%, and average airfares grew 4% year-over-year. Air tickets sold grew by 7% year-over-year primarily due to the VIA Travel acquisition. Domestic bookings increased 13% and international bookings increased 21% (25% excluding foreign exchange) for 2012. International bookings totaled $14.0 billion for the year, accounting for 41% of worldwide bookings versus 40% in the prior year.

Revenue increased 24% (24% excluding foreign exchange) for the fourth quarter of 2012, primarily driven by an increase in hotel room nights stayed partially offset by a decrease in revenue per room night. The VIA Travel acquisition added approximately 4 percentage points to year-over-year revenue growth for the fourth quarter of 2012. Domestic revenue increased 15% and international revenue increased 35% (34% excluding foreign exchange) for the fourth quarter of 2012. International revenue equaled $464 million for the fourth quarter of 2012, representing 48% of worldwide revenue versus 44% in the prior year.

Revenue increased 17% (19% excluding foreign exchange) for the year, primarily driven by an increase in hotel room nights stayed partially offset by a decrease in revenue per room night and revenue per ticket. Domestic revenue increased 14% and international revenue increased 21% (26% excluding foreign exchange) for 2012. International revenue equaled $1.8 billion for the year, representing 45% of worldwide revenue versus 43% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 13.0% for the fourth quarter of 2012, an increase of 48 basis points compared to the fourth quarter of 2011. The increase primarily relates to a favorable mix shift to our higher margin products partially offset by mix shifts within our hotel product. Revenue margin totaled 11.9% for 2012, relatively consistent compared to 2011.

Product & Services Detail – Fourth Quarter 2012

As a percentage of total worldwide revenue in the fourth quarter of 2012, hotel accounted for 74%, air accounted for 8% and all other revenue sources accounted for the remaining 18%.

Worldwide hotel revenue increased 25% for the fourth quarter of 2012 driven by a 33% increase in room nights stayed partially offset by a 6% decrease in revenue per room night. Revenue per room night decreased primarily due to changes in our hotel product mix, of which mix shift to regions with lower hotel economics remains a significant component.

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Worldwide air revenue increased 10% for the fourth quarter of 2012 due primarily to a 12% increase in air tickets sold partially offset by a 2% decrease in revenue per ticket. The increase in ticket volume primarily relates to the VIA Travel acquisition. Revenue per ticket declined primarily due to fewer interline booking fees.

All other revenue (excluding hotel and air) increased 25% for the fourth quarter of 2012 through strong growth in corporate travel fees.

Product & Services Detail – Full Year 2012

As a percentage of total annual worldwide revenue, hotel accounted for 74%, air accounted for 8% and all other revenue sources accounted for the remaining 18%.

Worldwide hotel revenue increased 20% for 2012 driven by a 27% increase in room nights stayed partially offset by a 5% decrease in revenue per room night. Revenue per room night decreased primarily due to changes in our hotel product mix, of which mix shift to regions with lower hotel economics is becoming a significant component.

Worldwide air revenue decreased 8% for 2012 due primarily to a 14% decrease in revenue per ticket partially offset by a 7% increase in air tickets sold. The increase in ticket volume primarily relates to the VIA Travel acquisition. Revenue per ticket declined primarily due to lower net supplier economics partially offset by consumer and interline booking fees.

All other revenue (excluding hotel and air) increased 20% for 2012 through growth in revenue from corporate travel fees, advertising and insurance products.

Costs and Expenses

(Stock-based compensation expenses of $16 million for fourth quarter of 2012 and $25 million for fourth quarter of 2011 as well as $65 million and $64 million for the full year 2012 and 2011, respectively, have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended December 31,			Three months ended December 31,
	2012	2011	Growth	2012	2011	Δ in bps
Cost of revenue	$224.3	$182.4	23%	23.0%	23.2%	(16)
Selling and marketing	390.7	310.2	26%	40.1%	39.4%	67
Technology and content	130.4	98.6	32%	13.4%	12.5%	84
General and administrative	90.4	73.2	24%	9.3%	9.3%	(2)

Total costs and expenses	$835.8	$664.4	26%	85.7%	84.4%	133

	Costs and Expenses			As a % of Revenue
	Year ended December 31,			Year ended December 31,
	2012	2011	Growth	2012	2011	Δ in bps
Cost of revenue	$895.3	$758.3	18%	22.2%	22.0%	23
Selling and marketing	1,707.6	1,461.6	17%	42.4%	42.4%	(1)
Technology and content	468.8	367.5	28%	11.6%	10.7%	98
General and administrative	313.6	275.4	14%	7.8%	8.0%	(20)

Total costs and expenses	$3,385.3	$2,862.8	18%	84.0%	83.0%	99

Cost of revenue (non-GAAP)

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Cost of revenue increased 23% for the fourth quarter of 2012 and 18% for 2012 due to higher credit card processing costs related to our merchant bookings growth and headcount related to the VIA Travel acquisition as well as our global customer and supply organizations partially offset by an increase in credit card rebates.

Selling and Marketing (non-GAAP)

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Selling and marketing expense increased 26% in the fourth quarter of 2012 and 17% for the year primarily driven by increases in online marketing and mobile download spend at Brand Expedia and Hotels.com as well as higher affiliate marketing expenses at Expedia Affiliate Network and higher personnel expenses driven by additional headcount across our supply organization and several brands.

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Indirect costs, including personnel in our various leisure brands, Egencia and supply organization, as a percentage of total selling and marketing costs represented 28% in the fourth quarter of 2012 and 23% for the full year compared to 29% and 23%, respectively in the prior year.

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Technology and Content (non-GAAP)

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Technology and content expense increased 32% for the fourth quarter of 2012 and 28% for the year primarily due to higher personnel costs for additional headcount to support key technology projects for our corporate technology function, Brand Expedia and supply organization as well as increased depreciation expense associated with higher capital expenditures.

General and Administrative (non-GAAP)

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General and administrative expense increased 24% for the fourth quarter of 2012 and 14% for the year primarily driven by higher personnel costs, including bonus accruals and additional headcount, and higher legal fees partially offset by lower consulting fees. The VIA Travel acquisition added approximately 7 percentage points to year-over-year general and administrative expense growth for the fourth quarter of 2012.

Legal reserves, occupancy tax and other

For the quarter ended December 31, 2012, we reserved approximately $110 million related to Hawaii Tax Court Litigation. We reserved this amount due to our expectation that we will be required by the state of Hawaii to pay this amount in order to pursue a challenge on appeal of the adverse decision by the Tax Court that general excise tax is due on the total amount paid by consumers for a hotel room reservation in Hawaii. To the extent we prevail, the state will be required to repay us with interest. In addition, the court is considering additional assessments and penalties which we estimate could be up to $60 million. Payment of these amounts is not an admission that we believe we are subject to the taxes in question.

Interest and Other

For the fourth quarter of 2012, interest income and interest expense were essentially consistent with the fourth quarter of the prior year. For 2012, interest income grew $6 million year-over-year primarily due to higher average cash balances, and to a lesser extent higher average rates of return. Annual interest expense declined $3 million versus 2011 primarily due to lower amortization expense on our unsecured revolving credit facility.

For the fourth quarter of 2012, other, net was a loss of $1 million compared to a loss of $5 million in fourth quarter 2011. Losses for both periods were primarily related to foreign exchange. Foreign currency rate fluctuations minimally impacted fourth quarter revenue growth rates and negatively impacted our full year growth rates primarily due to depreciation in the Euro versus 2011. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rates on GAAP pre-tax (loss) / income were 144.4% for the fourth quarter of 2012 and 13.4% for 2012, compared with 13.1% and 18.8%, respectively in the prior year periods. The effective tax rate on pre-tax adjusted net income (“ANI”) was 24.8% for the fourth quarter of 2012 and 22.2% for 2012, compared with 24.3% and 23.1%, respectively in the prior year periods. The GAAP rate in the fourth quarter of 2012 was primarily due to lower than previously estimated full year pre-tax income driven by the tax reserves accrued during the quarter related to Hawaii. The effective tax rate on pre-tax adjusted net income for the fourth quarter of 2012 was essentially consistent with the prior year. For the full year, the lower effective tax rates primarily relate to an increase in earnings as a percentage of total earnings in jurisdictions outside the United States as well as the release of certain valuation allowances. The annual ANI rate was higher than the GAAP rate due to the higher US tax rate applied to reconciling items included in the computation of adjusted net income.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.0 billion at December 31, 2012. Of this amount, $319 million is held by our majority-owned subsidiaries and is included in our consolidated financial statements, however, it is not considered available for our working capital purposes.

During the quarter, we amended our agreement for our unsecured revolving credit facility, and among other changes, increased the aggregate commitment under the facility from $750 million to $1 billion and extended the maturity date of the facility to November 2017.

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Outstanding letters of credit totaling $25 million were applied to our $1 billion unsecured revolving credit facility leaving a total available capacity of $975 million at December 31, 2012. Long-term debt totaled $1.25 billion at December 31, 2012 consisting of $749 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018.

For the year ended December 31, 2012, net cash provided by operating activities was $1.2 billion and free cash flow was $1.0 billion. Both measures include $718 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $384 million for the year ended December 31, 2012, compared to the prior year primarily due to our working capital benefit.

At December 31, 2012, we had stock-based awards outstanding representing approximately 16 million shares of our common stock, consisting of stock options to purchase 15 million common shares with a $25.24 weighted average exercise price and weighted average remaining life of 5 years, and 1 million restricted stock units (RSUs). Assuming, among other things, no meaningful modifications of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be approximately $70 million in 2013.

During 2012, we repurchased 10.7 million common shares for an aggregate purchase price of $397 million excluding transaction costs (an average of $37.15 per share). Approximately 18.1 million shares of common stock are available for repurchase under the April 25, 2012 authorization.

On December 7, 2012, we paid a quarterly dividend of $18 million ($0.13 per common share) and on December 28, 2012, we paid a special dividend of $70 million ($0.52 per common share). In addition, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.13 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 11, 2013, with a payment date of March 28, 2013. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $18 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

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Recent Highlights

Global Presence

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Expedia, Inc. signed a joint global agreement with British Airways, the United Kingdom’s largest international airline, and Iberia, Spain’s largest air transport group; in addition to partnership agreements with a number of international air carriers including Spirit Airlines, a leading ultra-low-cost carrier serving the United States, Caribbean, and Latin America; South African Airways, the national airline of South Africa; and LATAM Airlines Group, one of the largest airline groups in the world formed by an association between LAN Airlines and its affiliates, and TAM Airlines.

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Expedia® Affiliate Network (EAN) now powers travel bookings for Delta Air Lines, one of the world’s largest global airlines; and signed agreements with Avantrip, a Buenos Aires-based online and offline travel agency; Bringfido, an online travel review and booking site geared toward pet owners; and wholesale travel distributor World Travel Services.

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Hotwire® launched localized sites in Germany, www.hotwire.com/de, and Hong Kong, www.hotwire.com/hk, giving consumers in those countries access to Hotwire’s deeply discounted travel products and services. Carrentals.com, part of the Hotwire Group, also launched its first international point of sale in the United Kingdom. The Hotwire Group launched 11 international sites since beginning its international expansion in 2011.

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Egencia signed agreements to provide corporate travel management solutions to several notable companies, including Caradigm, a healthcare technology joint venture between GE Healthcare and Microsoft; Groupon, one of the world’s leading providers of daily deals; and big data software company, PROS.

•	Expedia.ca reached $2 billion in gross bookings for the full year 2012 for the first time since the site launched in Canada in 2000.

Technology Platform Investment and Innovation

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Through further platform investments, Hotels.com improved its production speed up to 30% during 2012 as well as creating quicker release cycles leading to the launch of numerous new product improvements, such as customer self-service tools and new payment types including PayPal, Alipay and installment payment options in Brazil.

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Egencia celebrated 10-years of service and innovation in the corporate travel space. During its first 10 years, Egencia served nearly 3 million travelers, booked almost 70 million room nights, handled over 13 million calls and established a presence in over 55 countries serving 4 million travelers in 10,000 client-companies across the globe.

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Expedia.com launched its “Find Your Story” Facebook app, giving Facebook users the opportunity to transform travel pictures into moving video that is instantly shareable with users’ Facebook and Twitter networks.

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Expedia.de announced an exclusive partnership in Germany with PAYBACK, Europe’s largest marketing and couponing platform, allowing consumers to earn PAYBACK rewards points when booking their travel on http://www.expedia.de and strengthening Expedia’s consumer brand proposition in a key European market.

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Expedia® Media Solutions, the advertising sales division of Expedia, generated impressive results for the fourth quarter, with 14% year-over-year growth to reach over $100 million in annual revenue. Additionally, Media Solutions, in partnership with comScore, released a proprietary study that examined consumers’ habits and behaviors on mobile devices, and then identified opportunities for marketers to leverage these insights in their own mobile marketing efforts.

Worldwide Hotel Portfolio

•	At quarter end, Expedia, Inc. global websites, including eLong, featured almost 200,000 bookable properties, with over 140,000 hotels located in EMEA and APAC countries.

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In addition to announcing the anticipated majority investment in trivago, Expedia, Inc. also announced an investment in hotel metasearch engine, Room 77, joining a number of investors in a round of Series C financing.

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The Expedia Traveler Preference program continues to gain momentum among lodging suppliers worldwide. To date, nearly 20,000 hotels globally have signed on to participate and of those signed up, approximately one-third are currently transacting as part of the program on Brand Expedia and Hotels.com points of sale.

New Distribution Channels

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Expedia.com released an updated version of its popular mobile booking app for the iPhone and Android platform, now featuring flight content, giving users the ability to search and book flights on more than 200 airlines that are sold in the US. Expedia.com and Hotels.com also each launched mobile hotel booking apps for the Windows 8 platform.

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EyeforTravel’s Social Media & Mobile Awards in Asia recognized Hotels.com as a first runner up in the Best Mobile Solution and Best Mobile Strategy categories. Hotels.com also received the Bronze medal in the Best Consumer Event category from the Marketing Event Awards 2012.

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•	J.D. Power & Associates recognized Hotwire as a leader in customer satisfaction among the world’s top travel booking sites, marking the fourth occasion Hotwire has earned this distinction.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(In thousands, except for per share data)
Revenue	$974,859	$787,133	$4,030,347	$3,449,009
Costs and expenses:
Cost of revenue (1)	225,132	183,401	898,604	761,272
Selling and marketing (1)(2)	393,636	315,081	1,721,037	1,474,641
Technology and content (1)	134,344	102,619	484,898	380,999
General and administrative (1)	98,418	87,823	345,354	309,708
Amortization of intangible assets	10,178	4,613	31,705	21,925
Legal reserves, occupancy tax and other	111,641	1,951	117,025	20,855

Operating income	1,510	91,645	431,724	479,609
Other income (expense):
Interest income	5,822	5,648	26,396	20,218
Interest expense	(22,306)	(22,473)	(87,788)	(90,718)
Other, net	(998)	(5,241)	(20,275)	(7,037)

Total other expense, net	(17,482)	(22,066)	(81,667)	(77,537)

Income (loss) from continuing operations before income taxes	(15,972)	69,579	350,057	402,072
Provision for income taxes	23,067	(9,114)	(47,078)	(75,731)

Income from continuing operations	7,095	60,465	302,979	326,341
Discontinued operations, net of taxes	(193)	10,633	(22,539)	148,262

Net income	6,902	71,098	280,440	474,603
Net income attributable to noncontrolling interests	(168)	(770)	(269)	(2,309)

Net income attributable to Expedia, Inc.	$6,734	$70,328	$280,171	$472,294

Amounts attributable to Expedia, Inc.:
Income from continuing operations	$6,927	$59,691	$302,710	$324,146
Discontinued operations, net of taxes	(193)	10,637	(22,539)	148,148

Net income	$6,734	$70,328	$280,171	$472,294

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$0.05	$0.45	$2.26	$2.39
Diluted	0.05	0.44	2.16	2.34
Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.05	$0.53	$2.09	$3.48
Diluted	0.05	0.51	2.00	3.41
Shares used in computing earnings per share:
Basic	135,046	133,681	134,203	135,888
Diluted	140,756	137,022	139,929	138,702
Dividends declared per common share	$0.65	$0.14	$0.96	$0.56

(1) Includes stock-based compensation as follows:
Cost of revenue	$793	$996	$3,296	$2,971
Selling and marketing	2,900	4,874	13,474	13,085
Technology and content	3,958	3,970	16,073	13,505
General and administrative	8,035	14,673	31,753	34,286
(2) Includes related party amounts as follows:	40,688	37,458	205,027	211,018

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2012	2011
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,293,161	$689,134
Restricted cash and cash equivalents	21,475	19,082
Short-term investments	644,982	648,819
Accounts receivable, net of allowance of $10,771 and $7,959	461,531	339,427
Prepaid expenses and other current assets	179,729	121,541
Current assets of discontinued operations	13,624	456,426

Total current assets	2,614,502	2,274,429
Property and equipment, net	409,373	320,282
Long-term investments and other assets	224,231	289,348
Intangible assets, net	821,419	743,898
Goodwill	3,015,670	2,877,301

TOTAL ASSETS	$7,085,195	$6,505,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$954,071	$777,602
Accounts payable, other	283,029	173,855
Deferred merchant bookings	1,128,231	833,625
Deferred revenue	26,475	15,238
Accrued expenses and other current liabilities	590,505	333,237
Current liabilities of discontinued operations	—	419,800

Total current liabilities	2,982,311	2,553,357
Long-term debt	1,249,345	1,249,281
Deferred income taxes, net	323,766	279,962
Other long-term liabilities	140,385	117,491
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	19	18
Authorized shares: 1,600,000
Shares issued: 189,255 and 176,378
Shares outstanding: 122,530 and 120,781
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,675,075	5,474,653
Treasury stock—Common stock, at cost	(2,952,790)	(2,535,219)
Shares: 66,725 and 55,597
Retained earnings (deficit)	(442,068)	(722,239)
Accumulated other comprehensive income (loss)	22	(17,350)

Total Expedia, Inc. stockholders’ equity	2,280,259	2,199,864
Noncontrolling interest	109,129	105,303

Total stockholders’ equity	2,389,388	2,305,167

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,085,195	$6,505,258

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year ended December 31,
	2012	2011
	(In thousands)
Operating activities:
Net income	$280,440	$474,603
Less: Discontinued operations, net of tax	(22,539)	148,262

Net income from continuing operations	302,979	326,341
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	164,247	133,009
Amortization of stock-based compensation	64,596	63,847
Amortization of intangible assets	31,705	21,925
Deferred income taxes	(55,120)	9,942
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(19,904)	17,525
Realized loss on foreign currency forwards	12,954	6,190
Other	17,521	14,807
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(84,017)	(70,012)
Prepaid expenses and other current assets	(3,386)	(20,035)
Accounts payable, merchant	146,469	80,390
Accounts payable, other, accrued expenses and other current liabilities	345,938	65,152

Deferred merchant bookings	312,059	178,807
Deferred revenue	1,141	(2,159)

Net cash provided by operating activities from continuing operations	1,237,182	825,729

Investing activities:
Capital expenditures, including internal-use software and website development	(235,697)	(207,837)
Purchases of investments	(1,873,519)	(1,723,350)
Sales and maturities of investments	1,955,955	1,507,240
Acquisitions, net of cash acquired	(199,360)	(35,221)
Net settlement of foreign currency forwards	(12,954)	(6,190)
Other, net	(2,250)	1,898

Net cash used in investing activities from continuing operations	(367,825)	(463,460)

Financing activities:
Treasury stock activity	(417,571)	(294,027)
Payment of dividends to stockholders	(130,423)	(76,550)
Purchases of interest in controlled subsidiaries, net	(2,015)	(22,485)
Proceeds from exercise of equity awards	241,193	34,489
Excess tax benefit on equity awards	41,100	7,271
Other, net	(5,071)	(2,192)

Net cash used in financing activities from continuing operations	(272,787)	(353,494)

Net cash provided by continuing operations	596,570	8,775
Net cash provided by (used in) discontinued operations	(7,607)	76,903
Effect of exchange rate changes on cash and cash equivalents	15,064	(17,743)

Net increase in cash and cash equivalents	604,027	67,935
Cash and cash equivalents at beginning of year	689,134	621,199

Cash and cash equivalents at end of year	$1,293,161	$689,134

Supplemental cash flow information
Cash paid for interest from continuing operations	$86,024	$87,094
Income tax payments, net from continuing operations	9,632	53,772

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Expedia, Inc.

Trended Metrics

(All figures in millions)

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The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2011				2012				Full Year		Y /Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2011	2012	Q412	2012
Gross Bookings by Segment
Leisure	$6,653	$7,270	$6,956	$5,689	$7,666	$8,019	$8,120	$6,571	$26,568	$30,374	15%	14%
Egencia	642	684	667	621	755	938	936	955	2,614	3,585	54%	37%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$29,181	$33,959	19%	16%
Gross Bookings by Geography
Domestic	$4,390	$4,856	$4,547	$3,798	$5,116	$5,486	$5,155	$4,201	$17,591	$19,958	11%	13%
International	2,905	3,097	3,076	2,512	3,305	3,471	3,902	3,324	11,590	14,002	32%	21%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$29,181	$33,959	19%	16%
Gross Bookings by Agency/Merchant
Agency	$4,144	$4,476	$4,120	$3,614	$4,621	$4,867	$4,706	$4,165	$16,354	$18,358	15%	12%
Merchant	3,151	3,478	3,503	2,696	3,799	4,090	4,350	3,361	12,827	15,601	25%	22%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$29,181	$33,959	19%	16%
Revenue by Segment
Leisure	$686	$866	$976	$742	$764	$964	$1,121	$890	$3,270	$3,739	20%	14%
Egencia	42	47	44	45	53	76	78	85	179	291	88%	63%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$3,449	$4,030	24%	17%
Revenue by Geography
Domestic	$434	$516	$561	$444	$483	$591	$642	$511	$1,956	$2,227	15%	14%
International	294	398	459	343	334	449	557	464	1,493	1,803	35%	21%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$3,449	$4,030	24%	17%
Revenue by Agency/Merchant/Advertising
Agency	$181	$200	$216	$167	$182	$220	$235	$212	$763	$850	28%	11%
Merchant	520	685	777	591	603	787	930	730	2,572	3,049	24%	19%
Advertising & Media Revenue	27	29	27	30	31	32	35	33	113	131	10%	16%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$3,449	$4,030	24%	17%
Adjusted EBITDA
Leisure	$150	$254	$344	$234	$171	$283	$357	$262	$982	$1,073	12%	9%
Corporate	(76)	(74)	(72)	(78)	(79)	(78)	(76)	(90)	(300)	(324)	15%	8%

Subtotal	$74	$179	$273	$156	$92	$205	$281	$172	$682	$750	10%	10%
Egencia	8	10	5	6	10	18	12	13	29	53	104%	85%

Total	$82	$189	$278	$162	$102	$223	$294	$185	$711	$803	14%	13%
Worldwide Hotel (Merchant & Agency)
Room Nights	18.3	24.7	28.9	22.4	22.7	30.1	36.7	29.7	94.2	119.2	33%	27%
Room Night Growth	15%	21%	17%	19%	24%	22%	27%	33%	18%	27%	33%	27%
Room Night Growth including AirAsia JV	15%	21%	19%	21%	27%	24%	27%	34%	19%	28%	34%	28%
ADR Growth	3%	6%	7%	2%	0%	-1%	-3%	-3%	5%	-2%	-3%	-2%
Revenue per Night Growth	1%	5%	1%	-5%	-6%	-5%	-6%	-6%	0%	-5%	-6%	-5%
Revenue Growth	16%	27%	18%	12%	18%	16%	20%	25%	18%	20%	25%	20%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-10%	-3%	-10%	-8%	5%	3%	11%	12%	-8%	7%	12%	7%
Airfare Growth	13%	11%	12%	10%	7%	5%	1%	2%	11%	4%	2%	4%
Revenue per Ticket Growth*	17%	1%	7%	-10%	-20%	-11%	-19%	-2%	4%	-14%	-2%	-14%
Revenue Growth*	5%	-1%	-3%	-17%	-17%	-8%	-10%	10%	-4%	-8%	10%	-8%

Note: The metrics above exclude results from the joint venture between Expedia Worldwide and AirAsia beginning July 1, 2011 except where noted.

*	Impacted by an entry to reflect reclassification of air fees.

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Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in fourth quarter of 2010 and fourth quarter of 2011.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain

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subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(In thousands)
Adjusted EBITDA	$184,580	$162,134	$802,875	$710,835
Depreciation	(47,393)	(35,381)	(164,247)	(133,009)
Amortization of intangible assets	(10,178)	(4,613)	(31,705)	(21,925)
Stock-based compensation	(15,686)	(24,513)	(64,596)	(63,847)
Legal reserves, occupancy tax and other	(111,641)	(1,951)	(117,025)	(20,855)
Realized (gain) loss on revenue hedges	1,828	(4,031)	6,422	8,410

Operating income	1,510	91,645	431,724	479,609
Interest expense, net	(16,484)	(16,825)	(61,392)	(70,500)
Other, net	(998)	(5,241)	(20,275)	(7,037)

Income (loss) from continuing operations before income taxes	(15,972)	69,579	350,057	402,072
Provision for income taxes	23,067	(9,114)	(47,078)	(75,731)

Income from continuing operations	7,095	60,465	302,979	326,341
Discontinued operations, net of taxes	(193)	10,633	(22,539)	148,262

Net income	6,902	71,098	280,440	474,603
Net income attributable to noncontrolling interests	(168)	(770)	(269)	(2,309)

Net income attributable to Expedia, Inc.	$6,734	$70,328	$280,171	$472,294

Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(In thousands)
Net income attributable to Expedia, Inc.	$6,734	$70,328	$280,171	$472,294
Discontinued operations, net of taxes	193	(10,637)	22,539	(148,148)
Amortization of intangible assets	10,178	4,613	31,705	21,925
Stock-based compensation	15,686	24,513	64,596	63,847
Legal reserves, occupancy tax and other	111,641	1,951	117,025	20,855
Foreign currency loss on U.S. dollar cash balances held by eLong	41	573	16	2,690
Unrealized (gain) loss on revenue hedges	(2,353)	6,971	3,199	(4,479)
Noncontrolling interests	(672)	(596)	(2,263)	(3,135)
Provision for income taxes	(52,573)	(17,163)	(78,485)	(41,362)

Adjusted Net Income	$88,875	$80,553	$438,503	$384,487

GAAP diluted weighted average shares outstanding	140,756	137,022	139,929	138,702
Additional restricted stock units	949	1,200	1,323	1,331

Adjusted weighted average shares outstanding	141,705	138,222	141,252	140,033

Diluted earnings per share from continuing operations	$0.05	$0.44	$2.16	$2.34
Adjusted earnings per share from continuing operations	0.63	0.58	3.10	2.75

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Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(In thousands)
Net cash provided by operating activities	$(216,726)	$(192,969)	$1,237,182	$825,729
Less: capital expenditures	(58,717)	(49,970)	(235,697)	(207,837)

Free cash flow	$(275,443)	$(242,939)	$1,001,485	$617,892

Non-GAAP cost of revenue, selling and marketing, technology and content expenses and general and administrative excluding stock-based compensation

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(in thousands)
Cost of revenue	$225,132	$183,401	$898,604	$761,272
Less: stock-based compensation	(793)	(996)	(3,296)	(2,971)

Cost of revenue excluding stock-based compensation	$224,339	$182,405	$895,308	$758,301
Selling and marketing expense	$393,636	$315,081	$1,721,037	$1,474,641
Less: stock-based compensation	(2,900)	(4,874)	(13,474)	(13,085)

Selling and marketing expense excluding stock-based compensation	$390,736	$310,207	$1,707,563	$1,461,556
Technology and content expense	$134,344	$102,619	$484,898	$380,999
Less: stock-based compensation	(3,958)	(3,970)	(16,073)	(13,505)

Technology and content expense excluding stock-based compensation	$130,386	$98,649	$468,825	$367,494
General and administrative expense	$98,418	$87,823	$345,354	$309,708
Less: stock-based compensation	(8,035)	(14,673)	(31,753)	(34,286)

General and administrative expense excluding stock-based compensation	$90,383	$73,150	$313,601	$275,422

Conference Call

Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full year 2012 financial results and certain forward-looking information on Tuesday, February 5, 2013 at 2:00 p.m. Pacific Standard Time (PST). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 5, 2013 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: increasingly competitive global environment; declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or travel distribution partners; increases in the costs of maintaining and enhancing our brand awareness; our inability to adapt to technological developments or industry trends; changes in search engine algorithms and dynamics or other traffic-generating arrangements; our ability to adopt new business models and practices; our ability to expand successfully in international markets; unfavorable new, or adverse application of or failure to comply with existing, laws, rules or

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regulations; adverse outcomes in legal proceedings to which we are a party; our ability to determine our worldwide tax provision for income taxes; fluctuations in our effective tax rate; our ability to retain or motivate key personnel or hire, retain and motivate qualified personnel; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary; changing laws, rules and regulations and legal uncertainties relating to our business; risks related to interruption or lack of redundancy in our information systems; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; changes in senior management; management conflicts of interest; failure of our third-party service providers; risks related to the failure of counterparties to perform on financial obligations; risks related to our long-term indebtedness; our inability to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness; fluctuations in foreign exchange rates; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2012.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 30 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in nine countries on its eight sites in North America and Europe

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com®, the online hotel reservation specialist in Europe

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts.

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia® Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia®Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2013 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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